EXHIBIT 99.1

Bain Capital, Thomas H. Lee Partners and CSFB Private Equity Invest $200 Million of Strategic Equity in CTC Communications Group - 03/29/2000

-Leading Industry Investment Firms Fuel CTC's Accelerated Marketing and Technology Initiatives-

WALTHAM, Mass., March 29, 2000-CTC Communications Group Inc. (NASDAQ:CPTL)- a rapidly expanding provider of state-of-the-art integrated communications solutions for medium-to-large enterprises in the Northeast United States-today announced that Bain Capital Inc., Thomas H. Lee Partners, L.P. and CSFB Private Equity will participate in its previously announced $200 million preferred stock financing. The $200 million will be used by the Company to fund strategic marketing and technology initiatives that form the cornerstones of CTC's accelerated business plan.

The investment is in the form of 8.25% Series B convertible preferred stock which converts to common stock at $50.00 per share, a 7.5 % premium to CTC's 30-day trailing average stock price on March 23, 2000.
Bain Capital and Thomas Lee will each invest $75 million and CSFB Private Equity will invest $50 million. Under the terms of the agreement, Bain Capital, Thomas H. Lee Partners and CSFB Private Equity each have the right to designate a member to CTC's Board of Directors. Toronto Dominion Securities acted as exclusive advisor and placement agent to CTC Communications Group Inc. and its Board of Directors in this transaction. The closing of this agreement is subject to receiving certain regulatory approvals.

Commenting on the investment, CTC's Chairman and CEO Robert J. Fabbricatore said, "I am pleased to welcome our preeminent new partners to the CTC family. We look forward to their strategic contributions to the continued growth of our business and the enhancement of CTC shareholder value. This investment, by such notable firms, underscores CTC's mission to create a new, highly successful paradigm in converged business communications that is second to none."

With regard to use of the additional funds, Mr. Fabbricatore added, "This $200 million in equity will provide capital for CTC to pursue strategic marketing and technology initiatives that we believe will further leverage our Integrated Communications Network, expand our reach even closer to the customer premises, increase the Company's overall market penetration and fuel profitable growth."

Bain Capital Managing Director, Mark Nunnelly, said, "We are pleased to be able to invest in one of the country's leading providers of advanced data and voice services. CTC possesses one of the best and most experienced management and technical teams in the industry, providing it with the leadership necessary to sustain and profitably manage its rapid growth." "CTC has coupled its market leading presence with one of the most advanced integrated data/voice networks in the country" said Scott Sperling, Thomas
H. Lee Managing Director. "This combination allows the Company to provide the lowest cost, yet highest quality, offering in the market, giving customers a package of data, Internet, and voice services and technology without match."

Michael Schmertzler, Managing Director and Co-Head of CSFB Private Equity's U.S. Group, said, "CTC has built an extremely impressive, customer-focused organization and is poised to become a market leader. We are excited by the opportunity to partner with the CTC management team and are committed to helping the company realize its vision."

About Bain Capital Inc.
Bain Capital is a private investment firm with offices in Boston, London, New York and San Francisco. Since its founding in 1984, Bain Capital has made over 120 acquisitions and significant equity investments. Recent communications industry investments include Advanced Telecommunications, Inc., a competitive local exchange carrier focused on Tier I and II markets in the Midwest and West, and Clarity Telecommunications, a centrex and long distance reseller. Bain Capital manages several pools of capital, which in aggregate exceed $6.5 billion.

About Thomas H. Lee Partners, L.P.
THL is a Boston-based private investment firm, managing over $6 billion of capital, focused on identifying and taking substantial equity positions in growth-oriented companies through recapitalizations, direct investments and leveraged acquisitions. Since its founding in 1974, THL has invested in more than 100 businesses. Transactions include MJD Communications, Inc., PriCellular Corp, Experian Inc, Big Flower Holdings, and Metris Companies.

About CSFB Private Equity
CSFB Private Equity, investing since 1979, is the global private equity arm of the Credit Suisse Group, a global financial services company. CSFB Private Equity has committed capital of approximately $3.6 billion and has completed more than 70 investments worldwide. The firm maintains offices in New York, London, Hong Kong, Sao Paulo and Moscow. CSFB Private Equity recently co-led a $900 million investment in Winstar Communications Inc., a broadband fixed wireless company.

About CTC Communications
CTC is a rapidly growing, full-service Integrated Communications Provider
(ICP) delivering converged voice, data, Internet and video solutions to medium and larger business customers in the most robust telecommunications region in the world-the Washington D.C. to Boston corridor. Recently designated by Bloomberg Personal Finance Magazine as one of the top "one hundred fastest growing U.S. technology companies," CTC was serving more than 12,000 customers with 269,000+ access lines as of December 31, 1999. Central to the Company's performance and future growth is its Cisco-powered IP+ATM Integrated Communications Network (ICN) named IntelliNETSM, which is deployed across 8 contiguous northeast states.
CTC markets its full portfolio of services through its over 400 member sales and service representatives located in 30 branch offices throughout the New England States, New York, New Jersey and Maryland. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the northeast and an industry-leading line retention rate in excess of 99 percent. CTC can be found on the worldwide web at www.ctcnet.com

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements including, strategic marketing and technology initiatives, future growth initiatives, executing an accelerated business plan and increasing shareholder value. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.
# # #
Contact:
John Dinsmore
Feldman Communications Inc.
410-571-8900 (t)
JDFelCom@aol.com (e)
http://www.FeldmanCommunications.com

John Pittenger
CTC Communications
781-466-1302 (t)
Pitt@ctcnet.com (e)
http://www.ctcnet.com